SUPPLEMENT Dated April 30, 2008
To The Prospectuses Dated April 28, 2008

For

ING Architect	ING GoldenSelect ESII
ING GoldenSelect Access	ING GoldenSelect Generations
ING GoldenSelect Landmark	ING GoldenSelect Opportunities
ING GoldenSelect Legends	ING GoldenSelect Guarantee Annuity
ING Empire Traditions	ING Empire Innovations

Issued By
ING USA Annuity and Life Insurance Company
Through Its Separate Account B
Or
ReliaStar Life Insurance Company of New York
Through Its Separate Account NY-B

This supplement updates the current prospectus for your variable annuity contract. Please read it carefully and keep it with your copy of the prospectus for future reference. If you have any questions, please call our Customer Contact Center at 1-800-366-0066.

Under “Other Contract Provisions – Selling the Contract,” please replace the list of the top 25 selling firms with the following:

The following is a list of the top 25 selling firms that, during 2007, received the most compensation, in the aggregate, from us in connection with the sale of registered annuity contracts issued by us, ranked by total dollars received:

1.	LPL Financial Corporation	14.	Wells Fargo Investments, LLC
2.	ING Financial Partners, Inc.	15.	Raymond James Financial Services, Inc.
3.	Citigroup Global Markets, Inc.	16.	ING Financial Advisers, LLC
4.	ING Financial Partners, Inc. - CAREER	17.	Chase Investment Services Corporation
5.	Morgan Stanley & Co. Incorporated	18.	Woodbury Financial Services Inc.
6.	PrimeVest Financial Services, Inc.	19.	Morgan Keegan and Company Inc.
7.	Merrill Lynch, Pierce, Fenner & Smith, Inc.	20.	Royal Alliance Associates, Inc.
8.	UBS Financial Services, Inc.	21.	Securities America, Inc.
9.	A. G. Edwards & Sons, Inc.	22.	National Planning Corporation
10.	Financial Network Investment Corporation	23.	Banc of America Investment Services Inc.
11.	Wachovia Securities, LLC	24.	Centaurus Financial Inc.
12.	Multi-Financial Securities Corporation	25.	MML Investors Services, Inc.
13.	Wachovia Securities, LLC – Bank

ING USA and RLNY	04/30/2008